CHINA WATER AND DRINKS, INC.
( A Nevada Corporation)

Confidential
20 July 2007

Mr. Joe Chan
24/F., Flat C, Lechler Court
97 High Street
Hong Kong

Dear Mr. Chen,

RE: EMPLOYMENT LETTER

Further to the interveiw with our Mr. Xu and Mr. Chen, we (the “Company”) are pleased to offer you a position of Chief Financial Officer from 20 August 2008, subject to the satisfactory references and on the following terms and conditions:

Remuneration	Your basis salary will be HK$70,000 per month.

Working days & Working Hours	The official working hours are from 9 a.m. to 6 p.m. from Monday to Friday. As we are a public company in the US, you may be required to work during the day time of the US time zone.

Probation
There will be an initial probationary period of three months. During the first month, your employment may be terminated by either party by one day notice or payment in lieu. For the remaining two months of your probationary period, your employment may be terminated by either party giving notice of seven days or payment in lieu of notice.

Annual Bonus	A bonus equivalent to one month’s salary will be paid at the Chinese new year upon completion of one year’s service. For the sevices less than one complete year, the bonus will be pro-rated.

Leave Entitlement	You will be entitled to 14 working days for your annual leave. Accumulation of leave from year to year is permitted only with approval.

Notice of Termination
Upon confirmation of your employment into the permanent establishment, one month’s notice (excluding any accumulated annual leave entitlement) or one month salary in lieu of notice is required by either side

You will be expected to maintain secrecy in respect of the affairs of the Company both during and after your working relationship with the Company. As your involvement may include contacting, nogotiating, reviewing and documenting the confidential information of our Company, you must keep them confidential and must not disclose to any third party during and after you terminate your employment with us. You will be required at all times to comply with the Company’s policies and procedures, which may be revised from time to time in accordance with requirements. When you are working with us, you are expected to give your entire and exclusive time and attention to the service of the Company, in which capacity the Director considers appropriately. You are strictly prohabited from accepting appointment from, engaging with or, introducing projects to other competitors or working in co-operation with any competitor for a project without prior consent from our company.

To signify your acceptance of the position now offered under the terms and conditions listed above and, we shall be pleased if you will sign and return the duplicate copy of this letter to us.

Your employment under this offer of Employment should be interpreted in accordance with Hong Kong Law.

Yours truly,
China Water and Drinks, Inc.

/s/ Xu Hong Bin
Executive Director

Accepted by

/s/ Joe Chan
Joe Chan